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                                                                       EXHIBIT 4

                                     FORM OF
                                  NUMEREX CORP.
                          EMPLOYEE STOCK PURCHASE PLAN

         1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions apply:

                  1.1. "Account" means a bookkeeping account established and maintained hereunder by the Administrator and/or the Custodian in the name of each Participant.

                  1.2. "Administrator" means such committee(s) or person(s) as the Board may appoint to administer the Plan. Unless otherwise determined by the Board, the Company's Chief Financial Officer shall be the Administrator.

                  1.3. "Affiliate" means a parent or subsidiary corporation of the Company, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation"), including parents or subsidiaries of the Company that become such after adoption of the Plan.

                  1.4.     "Board" means the Board of Directors of the Company.

                  1.5. "Business Day" means any day other than a Saturday, Sunday or legal holiday in New York, New York, except as otherwise determined by the Administrator.

                  1.6. "Code" means the Internal Revenue Code of 1986, as amended

                  1.7. "Common Stock" means the class A common stock, no par value per share, of the Company.

                  1.8. "Company" means Numerex Corp., a Pennsylvania Corporation, and any successor thereto.

                  1.9. "Compensation" means the base salary (consisting of regular straight time gross earnings, including holiday, vacation and sick pay and any salary reduction contribution by an Employee to a plan described in
Section 401(k) or Section 125 of the Code that is maintained by the Company or a Designated Affiliate), commissions, payments for overtime, shift premiums and shift differentials paid to an Employee by the Company or a Designated Affiliate in accordance with established payroll procedures. By way of illustration and not by way of limitation, "Compensation" shall not include relocation assistance payments, geographical hardship pay, noncash compensation, prizes, awards, automobile allowances, severance-type payments, deferred compensation, income realized as a result of participation in any stock option, stock purchase or similar plan maintained by the Company or a Designated Affiliate,

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contributions (other than payroll deduction contributions) by the Company or a
Designated Affiliate to a plan described in Section 401(k) or Section 125 of the Code that is maintained by the Company or a Designated Affiliate and other special payments or reimbursements.

                  1.10. "Custodian" means a custodian, or any successor thereto, as appointed by the Administrator from time to time with respect to Shares issued under this Plan.

                  1.11. "Designated Affiliate" means any Affiliate that has been designated by the Board or the Administrator as eligible to participate in the Plan.

                  1.12. "Employee" means any person who is an employee of the Company or a Designated Affiliate and whose customary employment by the Company or a Designated Affiliate is: (a) more than twenty (20) hours per week, and (b) more than five (5) months in any calendar year. The status of a person as an Employee shall not be affected by a leave of absence from employment agreed to in writing by the Company or a Designated Affiliate, as the case may be, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract, policy, or statute.

                  1.13. "Enrollment Form" means the form prescribed by the Administrator, that must be (a) completed and executed by an Employee who elects to participate in the Plan and (b) filed with the Administrator.

                  1.14. "Exercise Date" means June 30th and December 31st of each Plan Year and/or such other date(s) as may be specified by the Administrator; provided, however, that if any Exercise Date shall not be a Business Day in any Plan Year, then for purposes of that Plan Year such Exercise Date shall be the first Business Day following such Exercise Date, except that if any Exercise Date falling on December 31st shall not be a Business Day, then such Exercise Date shall be the next Business Day preceding such December 31st.

                  1.15. "Fair Market Value" means, unless otherwise determined by the Administrator, an amount equal to the last reported sale price for a Share in the Nasdaq Stock Market as reported by such source as the Administrator may select, or, if such price quotations of the Common Stock are not then reported, then the fair market value of a Share, as determined by the Administrator, pursuant to a reasonable method adopted in good faith for such purpose.

                  1.16. "Notice" means a notice provided by an Employee to the Administrator (or other designated party) in such form (which may be written, telephonic, electronic, or other means of communication) as may be specified by the Administrator (or other designated party).

                  1.17. "Offering Date" means January 1st and July 1st of each Plan Year and/or such other date(s) as may be specified by the Administrator; provided, however, that (a) if any Offering Date shall not be a Business Day in any Plan Year, then for

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purposes of that Plan Year such Offering Date shall be the first Business Day following such Offering Date, and (b) the first Offering Date shall be July 2, 2001 (or such later date as may be prescribed by the Administrator).

                  1.18. "Option" means an option granted pursuant to Section 7 hereof.

                  1.19. "Option Period" means the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

                  1.20. "Option Price" means the purchase price of shares of Common Stock hereunder as provided in Section 8 hereof.

                  1.21. "Participant" means any Employee who (a) is eligible to participate in the Plan under Section 5 hereof and (b) elects with respect to an Offering Period to participate in this Plan pursuant to Section 5 hereof.

                  1.22. "Plan" means the Numerex Corp. Employee Stock Purchase Plan, as amended from time to time.

                  1.23. "Plan Year" means the twelve (12) month period beginning January 1 of each year and ending on the following December 31; provided, however, that the first Plan Year shall begin on the date the Plan is approved by the Company's stockholders and end the following December 31.

                  1.24.    "Share" means a share of Common Stock.

         2.       Purpose

         The purpose of this Plan is to provide Employees of the Company and its Designated Affiliates with an opportunity to purchase shares of Common Stock of the Company and thereby to encourage Employee participation in the ownership and economic success of the Company. It is the Company's intention that this Plan qualify as an employee stock purchase plan under Section 423 of the Code and be construed in a manner consistent with the requirements thereof.

         3.       Administration of Plan

                  3.1. The Administrator shall administer the Plan. Subject to the provisions of the Plan, the Administrator shall have plenary authority and full power to construe and interpret the Plan and any Enrollment Form or Notice, to prescribe, adopt, amend and rescind rules and regulations not inconsistent with the Plan or Section 423 of the Code relating to and, in the Administrator's discretion, deemed desirable and appropriate for, the administration of the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. The interpretations, determinations and decisions of the Administrator in respect to the Plan shall be final, binding and conclusive. The Administrator shall have the authority to appoint any other person (or persons) or entity (or entities) to manage the Plan (or specified aspects thereof)

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and to delegate to them such authority with respect to the administration of the
Plan as the Administrator, in its sole discretion, deems advisable from time to time.

                  3.2. The Custodian shall act as custodian with respect to Shares issued under the Plan, and shall perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian.

         4.       Effective Date; Term of Plan

                  4.1. The Plan and any amendment thereto shall become effective on the date established by the Board.

                  4.2. Unless sooner terminated pursuant to Section 15 hereof or Section 21 hereof, the Plan shall terminate on the earlier of the tenth (10th) anniversary of the date on which the Plan is adopted by the Board or approved by the Company's stockholders. Upon any termination of the Plan, the amount, if any, credited to each Participant's Account shall be refunded to each such Participant or, in cases where such a refund may not be possible, otherwise disposed of in accordance with policies and procedures prescribed by the Administrator.

         5.       Eligibility

         An Employee shall be eligible to participate in the Plan as of the first Offering Date occurring at least six (6) months after becoming an Employee. An eligible Employee may become a Participant as of such Offering Date or as of any subsequent Offering Date by executing and filing an Enrollment Form with the Administrator at least fifteen (15) days (or such other period as may be specified by the Administrator) prior to the applicable Offering Date. Notwithstanding any other provision of this Plan, no Employee may participate in the Plan if, immediately after an Offering Date, such Employee would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate.

         6.       Payroll Deductions

                  6.1. Payment by a Participant for Shares to be purchased by the Participant under the Plan shall be made by authorized payroll deductions from each payment of Compensation to the Participant on each payday during an Option Period in an amount not less than one percent (1%) and not more than ten percent (10%) (or such lesser percentage as may be specified by the Administrator prior to the Offering Date for the applicable Option Period) of the Participant's Compensation on each such payday in accordance with the Enrollment Form executed by the Participant.

                  6.2. Payroll deductions for each Option Period shall commence on the first payday following the Offering Date for the applicable Option Period and shall end on the last payday prior to the Exercise Date for the applicable Option Period; provided, however, that any payday within five (5) Business Days (or such other period as may be specified by the Administrator) preceding the Exercise Date shall be included in the

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immediately subsequent Option Period and shall, for purposes of this Plan, be treated as if occurring during such subsequent Option Period.

                  6.3. All amounts deducted from a Participant's Compensation pursuant to this Section 6 shall be credited to such Participant's Account. A Participant may not have any amounts credited to his or her Account other than payroll deductions pursuant to the provisions of this Section 6.

                  6.4. A Participant may not increase the percentage of his or her payroll deductions hereunder during any Option Period. A Participant may decrease the percentage of his or her payroll deductions hereunder once during any Option Period by executing and filing a new Enrollment Form with the Administrator. Any such decrease in percentage shall be effective as of the beginning of the next calendar month following the date of such filing if such filing occurred at least ten (10) Business Days (or such other period as may be specified by the Administrator) prior to the beginning of such month or, if such filing did not occur at least ten (10) Business Days (or such other period as may be specified by the Administrator) prior to the beginning of such month, as of the beginning of the next succeeding calendar month following the date of filing by the Participant of such new Enrollment Form.

                  6.5. A Participant may increase or decrease the percentage of his or her payroll deductions hereunder for any subsequent Option Period by executing and filing a new Enrollment Form with the Administrator at least fifteen (15) days (or such other period as may be specified by the Administrator) prior to the Offering Date on which such subsequent Option Period commences.

                  6.6. By filing Notice with the Administrator, a Participant may discontinue his or her payroll deductions hereunder during an Option Period and have the payroll deductions previously made by him or her hereunder during that Option Period remain in the Participant's Account to purchase Shares on the Exercise Date for such Option Period, provided that he or she is an Employee as of that Exercise Date. If a Participant discontinues payroll deductions during an Option Period pursuant to this Section 6.6, any amount credited to the Participant's Account after the purchase of Common Stock on the Exercise Date shall be refunded without interest to the Participant. Any Participant who discontinues payroll deductions hereunder during an Option Period pursuant to this Section 6.6 may again become a Participant for a subsequent Option Period by executing and filing a new Enrollment Form in accordance with Section 5 hereof.

         7.       Grant of Option

         Subject to the provisions of the Plan, on the Offering Date for each Option Period, each Participant shall be granted an Option to purchase on the Exercise Date for such Option Period the largest number of Shares that can be purchased with the Participant's Account balance. Unless otherwise determined by the Administrator, Shares purchased shall include fractional Shares calculated to at least three decimal places. The number of

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Shares purchased during an Option Period shall be determined by dividing the
Participant's Account balance as of such Exercise Date by the Option Price per Share.

         8.       Option Price

         The Option Price per Share purchased by a Participant pursuant to the exercise of an Option shall be eighty-five percent (85%) (or such greater percentage as may be specified by the Administrator prior to the Offering Date for the applicable Option Period) of Fair Market Value on either the Offering Date or the Exercise Date for the applicable Option Period, whichever is lower, but in no event shall the Option Price per share be less than the par value per share of the Common Stock.

         9.       Purchase of Shares

         Subject to the provisions of the Plan, on the Exercise Date for each Option Period, the Option granted to each Participant under Section 7 hereof on the Offering Date for such Option Period shall be exercised automatically and the largest number of Shares, including fractional Shares (unless otherwise determined by the Administrator) subject to such Option shall be purchased by the Participant by charging the Participant's Account with the amount equal to the product of (a) the Option Price of such Option and (b) the number of Shares covered by the Option as determined in accordance with Section 7 hereof. If fractional Shares are not purchased for a Participant's Account, the balance, if any, credited to a Participant's Account that is not sufficient to purchase a full Share on an Exercise Date shall be retained in the Participant's Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant pursuant to Section 18 hereof.

         10.      Limitations on Purchase

         Subject to adjustment pursuant to Section 14 hereof, no Participant shall purchase more than 12,500 Shares with respect to any Option Period. Notwithstanding any provision of this Plan to the contrary, no Participant shall be granted an Option under Section 7 hereof that gives the Participant the right to purchase Shares that will exceed the limitations imposed by Section 423(b)(8) of the Code (relating to an annual $25,000 per Participant limitation on purchases of Shares).

         11.      Transferability of Rights

         During a Participant's lifetime, an Option granted to a Participant hereunder shall be exercisable only by the Participant. Neither amounts credited to a Participant's Account nor any rights of a Participant with regard to an Option may be assigned, alienated, encumbered, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any attempt by a Participant to make any such prohibited assignment, alienation, encumberment, transfer, pledge or disposition shall be null and void and without effect, provided that the Administrator may treat any such attempted assignment, transfer, pledge or disposition as a withdrawal Notice in accordance with Section 18 hereof.

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         12.      Delivery

         As promptly as practicable after each Option Period, the Company shall arrange for the Shares purchased by each Participant on the Exercise Date for such Option Period to be delivered to the Custodian for crediting to the Participant's Account.

         13.      Common Stock Subject to the Plan

                  13.1. Subject to adjustment as provided in Section 14 hereof, the maximum number of Shares that may be issued under the Plan shall be 500,000 Shares.

                  13.2. If an Option shall terminate for any reason without being exercised under Section 9 hereof, the unissued Shares which had been subject to such Option shall be available for the grant of additional Options and for issuance and sale under the Plan.

         14.      Capital Adjustments

         In the event of any change or adjustment in the outstanding Shares by reason of any stock dividend, stock split (or reverse stock split), recapitalization, reclassification, reorganization, reincorporation, combination or exchange of shares, merger, consolidation, liquidation or other similar change in corporate structure or otherwise, the Administrator, in its discretion, may make or provide for a substitution for, or adjustment in, (a) the number and class of stock or other securities that may be reserved for purchase or purchased under the Plan, (b) the number of Shares covered by each Option that has not yet been exercised, (c) the maximum number of Shares that may be purchased by a Participant with respect to any Option Period, (d) the Option Price, and (e) the aggregate number and class of Shares that may be issued and purchased under the Plan.

         15.      Insufficient Shares

         Notwithstanding any provision of this Plan to the contrary, if the aggregate funds available for the purchase of Shares on any Exercise Date would cause an issuance of Shares in excess of the number of Shares then available for issuance and sale under the Plan, then (a) the Administrator shall proportionately reduce the number of Shares that would otherwise be purchased by each Participant on such Exercise Date in order to eliminate such excess, and
(b) the Plan shall automatically terminate immediately after such Exercise Date. In such event, the Company shall give Notice of such reduction to each Participant affected thereby.

         16.      Confirmation

         Each purchase of Shares under the Plan by a Participant shall be confirmed by the Company in writing to the Participant.

         17.      Rights as Stockholders

                  17.1. Shares purchased by a Participant on any Exercise Date shall, for all purposes, be deemed to have been issued, sold and transferred to the Participant as of

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the close of business on such Exercise Date. Prior to such time, none of the rights or privileges of a stockholder of the Company shall exist with respect to such Shares and the Participant shall have no interest or voting rights in such Shares.

                  17.2. As of the close of business on the Exercise Date for the applicable Option Period, each Participant shall be entitled to vote the number of Shares credited to his or her Participant Account (including fractional Shares credited to such Account to the extent permitted by, and subject to such rules as may prescribed by, the Administrator) on any matter as to which the approval of the Company's stockholders is sought. If a Participant does not vote or grant a valid proxy with respect to Shares credited to his or her Account, such Shares shall be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures shall apply in the case of any consent solicitation of Company stockholders.

                  17.3. Cash dividends on any Share credited to a Participant's Account shall be automatically reinvested in additional Shares, unless otherwise directed by the Administrator. All cash dividends paid on Shares credited to Participants' Accounts shall be paid over by the Company to the Custodian at the dividend payment date. The Custodian shall aggregate all purchases of Shares in connection with the Plan for a given dividend payment date. Purchases of Shares for purposes of dividend reinvestment shall be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian shall make such purchases, as directed by the Administrator, either (a) in transactions on any securities exchange upon which the Shares are traded, or if the Shares are not so traded, in the over-the-counter market or in negotiated transactions, or (b) directly from the Company at 100% of the Fair Market Value of a Share on the dividend reinvestment date. Any Shares distributed as a dividend or distribution in respect of Shares or in connection with a split of the Shares shall be credited to the Participants' Accounts. In the event of any other non-cash dividend or distribution with respect to Shares credited to Participants' Accounts, the Custodian shall, if reasonably practicable and at the direction of the Administrator, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional Shares in the same manner as cash paid to the Custodian for purposes of dividend reinvestment.

         18.      Voluntary Withdrawal

                  18.1. A Participant may withdraw from participation in the Plan by filing with the Administrator a withdrawal Notice at least five (5) Business Days (or such other period as may be specified by the Administrator) prior to an Exercise Date. Upon withdrawal, (a) the entire amount, if any, credited to a Participant's Account shall be refunded to the Participant without interest as soon as practicable after receipt of the Participant's withdrawal Notice, (b) the Participant's Option for the Option Period during which the Participant filed a withdrawal Notice automatically shall be terminated, (c) the Participant shall not purchase any Shares under Section 9 hereof on the Exercise Date for such Option Period, (d) no further payroll deductions for the purchase of Shares under the Plan may be made by the Participant during such Option Period, and (e) the withdrawing

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Participant shall cease to be a Participant with respect to subsequent Option
Periods. Any Participant who withdraws from the Plan pursuant to this Section 18 may again become a Participant with respect to subsequent Option Periods in accordance with Section 5 hereof.

                  18.2. A Participant may elect to withdraw Shares acquired on the Exercise Date for such Option Period from his or her Account in certificated form or, with respect to Shares that have been held at least two
(2) years from the date of grant of the Option pursuant to which the Shares were acquired and at least one (1) year from the date of exercise of such Option, to transfer such Shares from his or her Account to an account of the Participant maintained with a broker-dealer, financial institution or such other person or entity as may be permitted by the Administrator. If a Participant elects to withdraw Shares, one or more certificates for whole Shares shall be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional Shares based on the Fair Market Value of a Share on the date of withdrawal. If Shares are transferred from a Participant's Account to a broker-dealer, financial institution or other permitted recipient, only whole Shares shall be transferred and cash in lieu of any fractional Share shall be paid to such Participant based on the Fair Market Value of a Share on the date of transfer. A Participant seeking to withdraw or transfer Shares shall provide instructions to the Custodian in such manner and form as may be prescribed by the Administrator and the Custodian, which instructions shall be acted upon as promptly as practicable. Withdrawals and transfers shall be subject to any fees imposed in accordance with Section 30 hereof.

                  18.3. Upon termination of employment of a Participant for any reason, Shares credited to the Participant's Account shall be withdrawn or transferred as elected by the Participant or, in the absence of such election, as determined by the Administrator.

         19.      Termination of Eligibility

         If a Participant ceases to be an Employee for any reason then, as of the date such Participant ceases to be an Employee, (a) the entire amount, if any, credited to the Participant's Account, shall as soon as practicable, be refunded without interest to the Participant or, in the event of the Participant's death, to the beneficiary designated by the Participant pursuant to Section 26 hereof, (b) the Participant's Option for the Option Period during which the Participant ceases to be eligible automatically shall terminate, (c) the Participant shall not purchase any Shares under Section 9 hereof on the Exercise Date for such Option Period, and (d) no further payroll deductions for the purchase of Shares under the Plan may be made by the Participant during such Option Period.

         20.      Notices

         Any Notice that a Participant provides pursuant to the Plan shall be made in such form and manner as prescribed by the Administrator (or other designated person) and any such Notice or other communications by a Participant to the Administrator (or other designated person) under or in connection with the Plan shall be effective when received by the Administrator or by the person designated by the Administrator for receipt thereof.

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         21.      Termination or Amendment of Plan

                  21.1. The Board may amend or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Company, no amendment or termination of the Plan shall be made by the Board without approval of (a) the Company's stockholders to the extent stockholder approval is required by applicable law or regulations or the requirements of the principal securities exchange or interdealer quotation system upon which the Common Stock then is listed or quoted, if any, and (b) each affected Participant if such amendment or termination would adversely affect his or her rights or obligations under any Option granted prior to the date of such amendment or termination. No Options may be granted, no Shares may be issued and no payroll deductions may be made under the Plan after any termination of the Plan. In the event of the termination of the Plan during an Option Period, the entire amount, if any, in the Participant's Account shall as soon as practicable be refunded without interest to the Participant or, in the event of the Participant's death, to the beneficiary designated by the Participant pursuant to Section 26 hereof.

                  21.2. Notwithstanding Section 21.1 hereof, the Administrator shall have the power to change the duration and/or frequency of Option Periods with respect to future offerings without stockholder or Participant approval. Any such change shall be communicated to Participants prior to the scheduled beginning of the first Option Period to be so affected.

         22.      Use of Funds

         All funds received by the Company in connection with this Plan may be used by the Company for any corporate purpose, and the Company shall be under no obligation to segregate such funds.

         23.      Legal Restrictions

                  23.1. Notwithstanding any other provision of the Plan, the Company shall not be obligated to issue or sell Shares under the Plan (a) unless the approval of all regulatory bodies deemed necessary by the Administrator have been obtained and unless the issuance, sale and delivery of such Shares pursuant to the Plan shall comply, to the Administrator's complete satisfaction, with all provisions of federal, state or local law deemed applicable by the Administrator and all rules and regulations thereunder, and the requirements of any securities exchange upon which the Common Stock may then be listed or interdealer quotation system upon which the Common Stock is then quoted, or (b) if the Administrator determines that the issuance, sale or delivery of such Shares pursuant hereto would violate any applicable law or regulation.

                  23.2. The Administrator may require any person acquiring Shares pursuant to the Plan hereunder to represent to, and agree with, the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued

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pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Administrator may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

         24.      Governing Law

         The Plan and all rights and obligations thereunder shall be governed, construed, administered and enforced in accordance with the laws of the State of Pennsylvania.

         25.      Notice of Disposition of Shares

         Each Participant shall agree in such form as may be prescribed by the Administrator to promptly provide Notice to the Administrator of any disposition of Shares purchased under the Plan that occurs either within two (2) years after the date of grant of the Option pursuant to which such Shares were purchased or within one (1) year of the date of exercise of such Option.

         26.      Designation of Beneficiary

         A Participant may file with the Administrator a written designation of beneficiary who is to receive Shares or cash in the case of the Participant's death. Such designation of beneficiary may be changed by the Participant in writing at any time. In the event of the absence of a beneficiary validly designated under the Plan who is living at the time of the Participant's death, the Participant's beneficiary for purposes of the Plan shall be the Participant's surviving spouse or, if the Participant is not survived by a spouse, the executor or administrator of the Participant's estate.

         27.      Indemnification of Administrator

         In addition to such other rights of indemnification as they may have as members of the Board or as the Administrator, each person serving as the Administrator (either alone or with one or more other persons) shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which such person may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option and against all amounts reasonably paid by such person in settlement thereof or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, if such person acted in good faith and in a manner which such person believed to be in, and not opposed to, the best interests of the Company.

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         28.      Reports

         Individual accounts shall be maintained for all Participants. A statement of account shall be provided to each Participant as soon as possible following each Exercise Date, which statement shall set forth the amounts credited to the Participant's Account, the Option Price per share for Shares purchased by the Participant on such Exercise Date, the number of Shares purchased on such Exercise Date and the remaining balance, if any, credited to the Participant's Account.

         29.      Withholding

         The Company or any Designated Affiliate shall be authorized to withhold from any payment to be made to a Participant, including any payroll or other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of Shares acquired under the Plan. A Participant's enrollment in the Plan by executing an Enrollment Form shall be deemed to constitute his or her consent to such withholding. At the time of a Participant's exercise of an Option or the disposition of Shares acquired under the Plan, the Company may require the Participant to make other arrangements to satisfy tax withholding obligations as a condition to exercise of rights or the issuance or payment of Shares or other amounts credited to the Participant's Account.

         30.      Costs

         Costs and expenses incurred in the administration of the Plan and maintenance of Accounts shall be paid by the Company, including annual fees of the Custodian, provided that brokerage fees and commissions for the purchase of Shares upon reinvestment of dividends and in connection with distributions shall be charged to Participants' Accounts to the extent not paid by the Company. The Custodian may impose or charge to Participants' Accounts a reasonable fee for the withdrawal of Shares in the form of stock certificates, and reasonable fees for other services unrelated to the purchase of Shares under the Plan, to the extent approved in writing by the Company and communicated to Participants. In no event shall the Company pay any brokerage fees and commissions for the sale of Shares acquired under the Plan by a Participant.

         31.      Miscellaneous

                  31.1. The establishment of the Plan shall not confer upon any Employee any legal or equitable right against the Company, any Affiliate or the Administrator, except as expressly provided in the Plan.

                  31.2. Participation in this Plan shall not give an Employee any right to be retained in the service of the Company or any Affiliate.

                  31.3. Neither the adoption of the Plan nor its submission, to or approval by, the stockholders of the Company shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options otherwise than under this Plan, or to adopt other stock option plans, stock purchase plans, or other plans, or to impose any requirement of stockholder approval upon the same.

                  31.4. No interest shall accrue on any amounts credited to Participants' Account under the Plan.